Exhibit (p)(21)

CODE OF ETHICS

Adopted July 2009

I.	INTRODUCTION

Singer Partners, LLC and its subsidiary Singer Partners, LLP (“Singer Partners Group”) have many important assets. Perhaps the most valuable is the Singer Partners Group’s established and unquestioned reputation for integrity. Preserving this integrity demands the continuing alertness of every employee. Each employee must avoid any activity or relationship that may reflect unfavorably on Singer Partners Group as a result of a possible conflict of interest, the appearance of such a conflict, the improper use or misappropriation of confidential information, or the appearance of any impropriety. Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum expected standards of proper conduct. Any conduct that violates the above policy statement is never acceptable and will always constitute an activity beyond the scope of the employee’s legitimate employment. This Code of Ethics is drafted broadly and represents Singer Partners Group’s effort not only to meet but also to exceed the requirements-of law and industry practice in a manner consistent with Singer Partners Group’s high standard of business conduct.

All employees shall comply with this Code of Ethics in addition to any local integrity policy that applies to an employee’s conduct. This Code of Ethics applies to all employees of Singer Partners Group. For purposes of this Code of Ethics, the term “employees” includes all consultants on long-term contracts (defined as in excess of 3 months) who work for Singer Partners Group and who have access to client or investment information.

•	The Code of Ethics is designed to ensure, among other things, that all employees conduct their personal securities transactions in keeping with the following principles:
•	The interests of Singer Partners Group’s clients should be placed first and foremost in each and every situation;
•

All employees should conduct their personal investment activity in a manner consistent with the law and this Code of Ethics and in such a manner as to avoid any actual, perceived, or potential conflict of interest or any abuse of an employee’s position of trust and responsibility; and

•	Employees should not take inappropriate advantage of their positions.

Attached is a copy of the General Principles of Conduct from The CFA Institute. The General Principles are incorporated into this Code of Ethics by reference. Local guidelines issued by regulatory agencies or industry associations that govern conduct of investment professionals must be followed and are also incorporated into this Code of Ethics by reference. In addition, other policies and practices may be in place in various locations that govern employee conduct.

High ethical standards are essential for the success of the Singer Partners Group and to maintain the confidence of clients and investors in investment funds managed by the Singer Partners Group (“clients”). The Singer Partners Group’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Singer Partners Group, including directors, officers and employees of the Singer Partners Group must put the interests of the Singer Partners Group’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Singer Partners Group must also comply with all federal securities laws. In recognition of the Singer Partners Group’s fiduciary duty to its clients and the Singer Partners Group’s desire to maintain its high ethical standards, the Singer Partners Group has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Singer Partners Group’s clients.

In order to maintain the trust that clients place in them, Singer Partners Group must deal with all clients in a fair and objective manner. Singer Partners Group must not give preferential treatment to favored clients to the detriment of other clients. In some cases, clients may pay for a higher level of service or certain services and certain products may only be made available to certain qualifying clients (e.g., certain funds may only be open to clients over a certain asset level). These practices are permitted as long as they are disclosed and made available to all clients. This provision is not intended to prevent Singer Partners Group from entering into “side letter” arrangements with certain clients as long as such opportunities are fairly allocated among similarly situated clients for whom the opportunity is suitable.

Singer Partners Group must act with prudence and make sure their decisions have a reasonable and adequate basis. Prior to taking action on behalf of their clients, Singer Partners Group must analyze the investment opportunities in question and should act only after undertaking due diligence to ensure there is sufficient knowledge about specific investments or strategies. Such analysis will depend on the style and strategy employed. For example, if Singer Partners Group is implementing a passive strategy, it will have a very different basis for investment actions than if it was employing an active strategy. Singer Partners Group will rely on external third-party research, provided that it makes reasonable and diligent efforts to determine that such research has a reasonable basis. When evaluating investment research, Singer Partners Group will consider the assumptions used, the thoroughness of the analysis performed, the timeliness of the information, and the objectivity and independence of the source.

Singer Partners Group must have a thorough understanding of the securities in which it invests and the strategies it employs on behalf of clients. Such an understanding requires knowledge of the structure and function of the securities, how they are traded, liquidity, and any other risks (including counterparty risk). As Singer Partners Group implements complex and sophisticated investment strategies, it should understand the structure and potential vulnerabilities of such strategies and communicate these in an understandable manner to their clients. For example, when implementing complex derivative strategies, Singer Partners Group must understand the various risks and conduct statistical analysis (i.e., stress-testing) to determine how the strategy will perform under different conditions. By undertaking adequate due diligence, Singer Partners Group can better judge the suitability of investments for its clients.

In cases where Singer Partners Group is given a specific mandate by clients or offers a product, such as a pooled fund, Singer Partners Group must manage the funds or portfolios within the stated mandates or strategies. Clients need to be able to evaluate the suitability of the investment funds or strategies for themselves. Subsequently, they must be able to trust that Singer Partners Group will not diverge from the stated or agreed-on mandates or strategies. When market events or opportunities change to such a degree that Singer Partners Group wishes to have flexibility to take advantage of those occurrences, such flexibility is not improper but should be expressly understood and agreed on by Singer Partners Group and its clients. Best practice is for Singer Partners Group to disclose such events to clients when they occur or, at the very least, in the course of normal client reporting.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by the Singer Partners Group. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code.

II.	DEFINITIONS

1.

Access Person means any partner, officer, director or employee of the Singer Partners Group, and other persons who provide investment advice on behalf of the Singer Partners Group and is subject to the supervision and control of the Singer Partners Group (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.

Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Covered Person means any director/manager, officer, employee or Access Person of the Singer Partners Group.

5.

Personal Account means any account in which a Covered Person has any beneficial ownership. In addition to investments for a Covered Person’s personal account, this Code covers any investments financed by a Covered Person and any investments over which a Covered Person exercises discretion or has direct, indirect, or shared influence or control, including: (1) assets held in partnership, (2) investment clubs or any other joint trading arrangement, (3) investments by the Covered Person’s immediate family sharing the same household (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships), and (4) other similar arrangements.

6.

Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)

Shares issued by registered open-end funds other than exchange-traded funds and other than registered funds managed by the Singer Partners Group or registered funds whose adviser or principal underwriter controls the Singer Partners Group, is controlled by the Singer Partners Group, or is under common control with the Singer Partners Group (each a “Reportable Fund”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

7.

Restricted Security means any security that (1) a client owns or is in the process of buying or selling; or (2) the Singer Partners Group is researching, analyzing or considering buying or selling for a client. Restricted Securities also include those of any company with which Singer Partners Group or a Covered Person has a special relationship and/or about which Singer Partners Group or an employee has confidential or material nonpublic information as defined below.

8.

Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•	A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•

Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Singer Partners Group’s Compliance Officer.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.

General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Code. Unless approved by a Singer Partners Group Compliance Officer, no employee should make or maintain investments or enter into any transactions, directly or indirectly, which will create or give the appearance of creating a conflict of interest between the employee and Singer Partners Group and any client or supplier. No Covered Person may have another person do something on his or her behalf that the Covered Person is prohibited from doing by this Code.

It is not possible to enumerate all the circumstances where potential actions or inactions may be contrary to this Code; however, this Code and your common sense and sound judgment should serve as a guide for your conduct.

2.

Preclearance of Transactions in Personal Account. A Covered Person must obtain preclearance for proposed transactions in “limited offerings” and “initial public offerings” before engaging in any transaction in his or her Personal Account. The Compliance Officer may approve a transaction “limited offerings” and “initial public offerings” if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. A request for preclearance must be made by completing the Preclearance Form and submitting it to the Compliance Officer in advance of the contemplated transaction. A Preclearance Form is attached as Attachment A. Generally, any security appearing on the Restricted Security list will not be approved for personal trading.

Any approval given under this paragraph will remain in effect for 24 hours.

3.	Prohibitions on Trading in Securities on the Restricted Securities List. A Covered Person

may not execute any personal securities transaction of any kind in any securities on the Restricted Securities list or enter into any derivative transactions with respect to a Restricted Security. The Compliance Officer will administer a list of all Restricted Securities. The Compliance Officer will ensure that any securities owned by clients are promptly added to the Restricted Securities list.

4.

Short Sales. A Covered Person may not engage in any short sale of a security on the Restricted Security list. However, short sales of securities that are not on the Restricted Securities list “against the box” are permitted.

5.

Initial Public Offerings. A Covered Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Compliance Officer.

6.

Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Singer Partners Group.

7.

Service on Boards of Directors; Other Business Activities. A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the Compliance Officer and the Singer Partners Group has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time a Covered Person submits the initial holdings report in accordance with Section V(b) of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role. A Form of Report on Outside Business Activities is attached as Attachment E.

8.

Short Term or Excessive Trading. The Singer Partners Group believes that short term or excessive personal trading by its Covered Persons can raise compliance and conflicts issues. Accordingly, no Covered Person may purchase and sell the securities of the same issuer within 30 days.

9.

Management of Non-Singer Partners Group Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Singer Partners Group or serving as a trustee for third parties unless the Compliance Officer pre-clears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

10.

Investment Activity and Research. In circumstances where a Covered Person knows or should know that Singer Partners Group is actively considering trading a security, the Covered Person may not enter into any transactions involving such a security for his/her Personal Account. All investment personnel must disclose to their functional head any position in a security held in their personal portfolio before participating in investment research or making an investment decision for a client account regarding that security or an equivalent or related security. The functional head will determine if the investment decision should be reviewed by investment personnel with no personal interest in the issuer.

11.

Market Manipulation. Market manipulation is illegal in most jurisdictions and damages the interests of all investors by disrupting the efficient functioning of financial markets and causing deterioration in investor confidence. Market manipulation includes practices that distort security prices or values or artificially inflate trading volumes with the intent to deceive persons or entities that rely on information in the market. Such practices can, for example, involve transactions that deceive market participants by distorting the price-setting mechanism of financial instruments and the dissemination of false or misleading information. Transaction-based manipulation includes, but is not limited to, transactions that artificially distort prices or volume in order to give the impression of activity or price movement in a financial instrument (e.g., trading in illiquid stocks at the end of a measurement period in order to drive up the price and improve Manager performance); or securing a large position with the intent to exploit and manipulate the price of an asset and/or a related derivative. Information-based manipulation includes, but is not limited to, spreading knowingly false rumors to induce trading by others and pressuring sell-side analysts to rate or recommend a security in such a way that benefits the Manager or the Manager’s clients. In circumstances where a Covered Person knowingly participates, or should know that he or she is participating, in transactions that deceive market participants by distorting the price-setting mechanism of financial instruments and/or the dissemination of false or misleading information, such Covered Person shall be subject to the potential sanctions mentioned in this Code, up to and including dismissal.

V.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV(b):

1.	Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.	Purchases or sales pursuant to an Automatic Investment Plan;

3.	Transactions in securities that are not Reportable Securities; and

4.

Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party). If a Covered Person wishes to take advantage of this provision, the Covered Person must provide a suitable written representation from the third party investment manager to the effect that the Covered Person will not have any direct or indirect influence or control over the managed account.

VI.	REPORTING

1.

Duplicate Copies of Broker’s Confirmations and Account Statements to Singer Partners Group. All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account in which any Reportable Securities are held to supply the Compliance Officer with:

•	duplicate copies of securities trade confirmations (“Broker’s Confirmations”) within 30 days after the Covered Person’s transaction

•	the Covered Person’s quarterly brokerage statements

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All Covered Persons must submit to the Compliance Officer a report of their securities transactions no later than 30 days after the end of each calendar quarter. The report must set forth each transaction in a Reportable Security in which the Covered Person had any beneficial interest during the period covered by the report. A form of quarterly report is set forth as Attachment C.

2.

New Accounts. Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.

Disclosure of Securities Holdings. All Covered Persons will, within 10 days of commencement of employment with the Singer Partners Group, submit an initial statement to the Compliance Officer listing all of the

•

securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership);

a.	the names of any brokerage firms or banks where the Covered Person has an account in which any securities are held.

b.

The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Singer Partners Group. Covered Persons will annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted. A form of the initial report is set forth in Attachment C.

4.	Covered Persons must report immediately any suspected violations to the Compliance Officer.

5.

Transactions Subject to Review. The Reportable Securities transactions reported on the quarterly reports and Broker’s Confirmations will be reviewed and compared against client Reportable Securities transactions.

VII.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker’s Confirmations and periodic statements and reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

The Compliance Officer will maintain a list of all Covered Persons (which includes all Access Persons) of the Singer Partners Group currently and for the last five (5) years. Such list is attached as Appendix A1.

All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.

VIII.	OVERSIGHT OF CODE OF ETHICS

1.	Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of

Ethics to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment D or such other form as may be approved by the Compliance Officer.

2.

Review of Transactions. Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Singer Partners Group. The General Counsel of the Singer Partners Group will review the Compliance Officer’s transactions and preclearance requests.

3.

Sanctions. Singer Partners Group’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.

Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.

ADV Disclosure. The Compliance Officer will ensure that the Singer Partners Group’s Form ADV (1) describes the Code of Ethics on Schedule F of Part II and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.    CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

The nature of Singer Partners Group’s business is such that employees may at times be in possession of or have access to confidential, proprietary or market-sensitive information, including material non-public information. All employees have an obligation to respect and protect the confidential nature of relationships with and information about former, present and prospective clients, portfolio companies, and suppliers of Singer Partners Group. Any such information that is acquired by employees in the course of Singer Partners Group’s business must be kept confidential and may only be used for proper purposes in conjunction with Singer Partners Group’s business. Under no circumstances shall an employee disclose such information to unauthorized persons or use or assist others in using confidential information for personal gain. A person is not an authorized individual simply because that person is an employee of Singer Partners Group. In addition to information concerning other companies or persons, confidential information about Singer Partners Group or its employees should not be disclosed to outside persons or to employees who have no reasonable need for such information in the course of their duties, nor should any employee use or assist others in using confidential information for personal gain or any other reason. This principle applies, among other matters, to investment policy and strategy, trade secrets, pricing information (especially non-public fee schedules), internal policies, and financial status.